Exhibit 99.1

Investor/Media Contacts

Thomas W. Schneider, President, CEO

Walter F. Rusnak, Senior Vice President, CFO

Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Announces Third Quarter 2021

Net Income of $3.4 Million, an Increase of 128% over 2020

Year-To-Date Net Income Up 70% Over 2020

Strong Revenue Growth, Improved Asset Quality Metrics, Record Quarterly Earnings

Oswego, N.Y. — November 2nd, 2021 — Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced third quarter 2021 net income of $3.4 million compared to $1.5 million for the same three month period in 2020.  Third quarter net income attributable to Pathfinder Bancorp, Inc. was $3.4 million, or $0.56 per basic and diluted share, compared to $1.5 million, or $0.25 per basic and diluted share, for the third quarter of 2020.  Third quarter 2021 total revenue (net interest income and total noninterest income) of $11.3 million increased $1.5 million, or 15.7%, compared to $9.8 million for the third quarter of 2020.  Net income attributable to Pathfinder Bancorp, Inc. for the first nine months of 2021 was $8.5 million, compared to $5.0 million for the same nine month period of 2020.  Basic and diluted earnings per share for the first nine months of 2021 was $1.43, compared to $0.85 per basic and diluted share in the comparable period in 2020.

2021 Third Quarter and Nine Month Performance Highlights

•

Total interest-earning assets at September 30, 2021 were $1.18 billion, an increase of $46.0 million, or 4.1%, compared to $1.13 billion at September 30, 2020, and an increase of $18.0 million, or 1.6%, compared to $1.16 billion at December 31, 2020.

•

Total loans at September 30, 2021 were $788.1 million, a decrease of $32.2 million, or 3.9%, compared to $820.3 million at September 30, 2020, and a decrease of $37.3 million, or 4.5%, compared to $825.5 million at December 31, 2020.

•

Total deposits at September 30, 2021 were $1.05 billion, an increase of $48.0 million, or 4.8%, compared to $998.2 million at September 30, 2020, and an increase of $50.3 million, or 5.1%, compared to $995.9 million at December 31, 2020.

•

Total net interest income, before the provision for loan losses, for the third quarter of 2021 increased by $1.5 million, or 17.8%, to $9.8 million from $8.3 million for the prior year period, and total nine month net interest income was $28.6 million, up $4.8 million, or 20.4%, compared to $23.7 million for the prior year period.

•	Funding costs declined to 0.78%, a reduction of 18 basis points from 0.96% in the third quarter of 2020.
•	Tangible common equity to tangible assets increased to 8.08%.
•	Tangible book value per common share increased to $17.07.

“We carried the increasing momentum of our first six months of 2021 through the third quarter with strong revenue growth, improved asset quality metrics, an expanded net interest margin, and a more beneficial funding mix,” said Thomas W. Schneider, President and Chief Executive Officer. “The combination of these performance factors drove a significant increase in year-over-year profitability, which enabled the Company to post its highest quarterly earnings number to date. Our strong performance trends during the first nine months, are evidenced by the significant year-over-year improvement in our key earnings ratios, as our year-to-date return on average assets improved 32 basis points to 0.90%, and our year-to-date return on average equity increased to 11.05%, an improvement of 386 basis points over the same nine month period in 2020.”

“We are also confident that we are well positioned to extend this performance through the fourth quarter and early portion of 2022, supported by the improving economic environment that is helping our customers to recover from the challenges they experienced during the unprecedented global slowdown experienced in 2020 and early on in 2021.”

“However, we are cognizant of potential forward inflationary and interest rate challenges.  As we surpassed the $100 million milestone in total shareholder’s’ equity, we have intentionally slowed asset growth and are reducing asset duration to better fortress our balance sheet for the potential headwinds inherent in recent fiscal and monetary policy.”

“The additional benefit of these tactics is to optimize our target capital ratios; specifically regulatory Tier 1 capital and market critical tangible common equity to tangible assets.”

“Our asset quality metrics for the third quarter of 2021 show significant improvement as we work through a few large loan relationships impacted by the pandemic.  Nonperforming loans to total loans were 1.11% on September 30, 2021, a level that was less than half of the 2.58% nonperforming loans ratio on December 31, 2020. We are maintaining a conservative approach to managing asset quality reflecting the higher level of economic uncertainty that we believe still exists. The Bank’s allowance for loan losses to total loans at quarter end of 1.78% leaves us solidly positioned to handle unexpected credit issues that might still arise related to the pandemic.”

“During the third quarter, we continued to take steps to reduce our dependence on time deposits as a source of funding. Our average balance for time deposits has declined by $57.6 million to $358.6 million, and the average cost dropped by 30 basis points to 0.88% compared to the third quarter of 2020. Even with this focus on moving to more cost-effective funding in 2021, period end deposits were up more than $50 million from the end of 2020, and our liquidity position is substantially enhanced. Combined with our strong capital position at quarter end, we are well positioned to continue to respond to organic growth opportunities within our service area.”

Income Statement for the Quarter Ended September 30, 2021

Net Interest Income

Unaudited	For the three months ended				For the nine months ended
(In thousands, except per share data)	September 30, 2021	September 30, 2020	Change		September 30, 2021	September 30, 2020	Change
Interest and dividend income:
Loans, including fees	$9,465	$8,810	$655	7.4%	$28,096	$26,884	$1,212	4.5%
Debt securities:
Taxable	2,049	1,520	529	34.8%	6,177	4,761	1,416	29.7%
Tax-exempt	28	50	(22)	-44.0%	99	109	(10)	-9.2%
Dividends	87	103	(16)	-15.5%	261	237	24	10.1%
Federal funds sold and interest earning deposits	3	4	(1)	-25.0%	7	53	(46)	-86.8%
Total interest and dividend income	11,632	10,487	1,145	10.9%	34,640	32,044	2,596	8.1%
Interest expense:
Interest on deposits	1,154	1,616	(462)	-28.6%	3,825	6,376	(2,551)	-40.0%
Interest on short-term borrowings	2	38	(36)	-94.7%	8	134	(126)	-94.0%
Interest on long-term borrowings	274	331	(57)	-17.2%	865	1,215	(350)	-28.8%
Interest on subordinated loans	411	191	220	115.2%	1,376	589	787	133.6%
Total interest expense	1,841	2,176	(335)	-15.4%	6,074	8,314	(2,240)	-26.9%
Net interest income	9,791	8,311	1,480	17.8%	28,566	23,730	4,836	20.4%
Provision for loan losses	104	1,682	(1,578)	-93.8%	2,061	3,895	(1,834)	-47.1%
Net interest income after provision for loan losses	$9,687	$6,629	$3,058	46.1%	$26,505	$19,835	$6,670	33.6%

As noted in the table above, third quarter 2021 net interest income was $9.8 million, an increase of $1.5 million, or 17.8%, compared to $8.3 million for the same quarter in 2020, primarily a result of a $1.1 million, or 10.9%, increase in total interest and dividend income.  Interest and dividend income in the third quarter was $11.6 million, compared to $10.5 million in the third quarter of 2020. The increase in interest and dividend income was a result of a $7.3 million increase in average loans combined with a 28 basis point increase in the average yield earned on those loans, and a $60.7 million increase in the average balance of taxable investment securities combined with a 16 basis point increase in the average yield earned on those investments. Total interest expense for the third quarter of 2021 was $1.8 million, a decrease of $335,000, compared to $2.2 million for the prior year quarter. The decrease in the third quarter interest expense was primarily a result of a 30 basis point decrease on the average interest rate paid on time deposits. The net interest margin for the third quarter of 2021 was 3.31%, a 30 basis point increase compared to 3.01% for the third quarter of 2020. This improvement reflects both a 13 basis point increase in the average yield earned on interest-earning assets, and an 18 basis point decline in the average cost paid on interest-bearing liabilities.

Net interest income for the first nine months of 2021 increased $4.8 million, or 20.4%, to $28.6 million compared to $23.7 million for the first nine months of 2020. Interest and dividend income for the first nine months of 2021 was $34.6 million, an increase of $2.6 million, or 8.1%, compared to $32.0 million for the same period in 2020. The increase was primarily a result of average loan growth of $51.8 million, or 6.5%, compared to the prior year period, and a $64.9 million increase in taxable investment securities. Interest expense of $6.1 million for the nine-month period decreased by $2.2 million, or 26.9%, from the prior year period, primarily due to a 68 basis point decrease in the interest rate paid on time deposits.

Paycheck Protection Program Discussion

From April 2020 to May 2021, the Company participated in all phases of the Paycheck Protection Program (“PPP”) as administered by the U.S. Small Business Administration (the “SBA”). PPP loans are substantially guaranteed as to timely repayment by the SBA and have unique forgiveness features whereby loan principal amounts may be discharged, for the benefit of the borrowers, by direct payments from the SBA to the lending institution holding the indebtedness. The Company has received both interest (calculated at a stated rate of 1%) and various levels of fee income related to the origination of PPP loans. Information related to the Company’s PPP loans are included in the following tables:

Unaudited	For the three months ended		For the nine months ended,
(In thousands, except number of loans)	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Number of PPP loans originated in the period	-	25	478	699
Funded balance of PPP loans originated in the period	$-	$313	$36,369	$75,352
Number of PPP loans forgiven in the period	287	-	636	-
Average balance of PPP loans in the period	$39,799	$74,769	$59,431	$41,056
Balance of PPP loans forgiven in the period	$26,621	$-	$68,726	$-
Deferred PPP fee income recognized in the period	$595	$350	$1,742	$639

	September 30, 2021	September 30, 2020
Unearned PPP deferred fee income at end of period	$1,124	$1,823

	Number	Balance
Total PPP loans originated since inception	1,177	$111,721
Total PPP loans forgiven since inception	759	$82,428
Total PPP loans remaining at September 30, 2021	418	$29,293

Provision for Loan Losses

The third quarter 2021 provision for loan losses was $104,000, compared to $1.7 million for the prior year quarter.   The provision for loan losses for the first nine months of 2021 was $2.1 million, compared to $3.9 million for the same period in 2020. The provision for loan losses is reflective of improving asset quality metrics. The credit sensitive portfolios continue to be carefully monitored, and the Bank will consistently apply its  conservative loan classification and reserve building methodologies to the analysis of these portfolios.

Noninterest Income

Noninterest income before gains and losses, was 1.4 million for the three months ended September 30, 2021, an increase of $172,000, or 14.2%, from the three months ended September 30, 2020.  Noninterest income before gains and losses, was $4.0 million for the nine months ended September 30, 2021, an increase of $381,000, or 10.6%, from the nine months ended September 30, 2020.  Noninterest income was $1.5 million for both the three months ended September 30, 2021 and 2020.  Noninterest income was $4.8 million for both the nine months ended September 30, 2021 and 2020.

The following table details the components of noninterest income for the three and nine months ended September 30, 2021 and 2020:

Unaudited	For the three months ended				For the nine months ended
(Dollars in thousands)	September 30, 2021	September 30, 2020	Change		September 30, 2021	September 30, 2020	Change
Service charges on deposit accounts	$393	$339	$54	15.9%	$1,082	$998	$84	8.4%
Earnings and gain on bank owned life insurance	164	133	31	23.3%	418	355	63	17.7%
Loan servicing fees	54	90	(36)	-40.0%	155	218	(63)	-28.9%
Debit card interchange fees	236	209	27	12.9%	698	577	121	21.0%
Insurance agency revenue	303	217	86	39.6%	817	739	78	10.6%
Other charges, commissions and fees	235	224	11	4.9%	800	702	98	14.0%
Noninterest income before gains (losses)	1,385	1,212	173	14.3%	3,970	3,589	381	10.6%
Net gains on sales and redemptions of investment securities	5	27	(22)	-81.5%	56	1,076	(1,020)	-94.8%
Gains/(losses) on marketable equity securities	89	118	(29)	-24.6%	372	(798)	1,170	146.6%
Net gains on sales of loans and foreclosed real estate	67	134	(67)	-50.0%	226	903	(677)	-75.0%
Gains on sale of premises and equipment	-	-	-	-	201	-	201	>100.0%
Total noninterest income	$1,546	$1,491	$55	3.7%	$4,825	$4,770	$55	1.2%

Noninterest Expense

Total noninterest expense for the third quarter of 2021 was $6.8 million, an increase of $593,000, or 9.5%, compared to $6.2 million for the same three month period in 2020. The increase was primarily a result of increases in salaries and benefits, data processing, insurance agency expense, and professional and other services.  Total noninterest expense for the nine month period of 2021 was $20.3 million, an increase of $2.1 million, or 11.4%, compared with $18.2 million for the prior year period, and was primarily driven by increases in salaries and benefit expense,  professional and other services, and data processing expense.

The following table details the components of noninterest expense for the three and nine months ended September 30, 2021 and 2020:

Unaudited	For the three months ended				For the nine months ended
(Dollars in thousands)	September 30, 2021	September 30, 2020	Change		September 30, 2021	September 30, 2020	Change
Salaries and employee benefits	$3,624	$3,396	$228	6.7%	$10,466	$9,615	$851	8.9%
Building and occupancy	724	788	(64)	-8.1%	2,387	2,249	138	6.1%
Data processing	686	569	117	20.6%	2,016	1,721	295	17.1%
Professional and other services	385	282	103	36.5%	1,253	899	354	39.4%
Advertising	191	236	(45)	-19.1%	696	673	23	3.4%
FDIC assessments	222	170	52	30.6%	652	509	143	28.1%
Audits and exams	193	126	67	53.2%	572	376	196	52.1%
Insurance agency expense	227	113	114	100.9%	627	517	110	21.3%
Community service activities	59	44	15	34.1%	181	163	18	11.0%
Foreclosed real estate expenses	8	7	1	14.3%	30	42	(12)	-28.6%
Other expenses	504	499	5	1.0%	1,424	1,469	(45)	-3.1%
Total noninterest expenses	$6,823	$6,230	$593	9.5%	$20,304	$18,233	$2,071	11.4%

During the most restrictive periods following the inception of the COVID-19 pandemic, which began in March 2020, the Company experienced material declines in substantially all forms of noninterest expenses. These reductions in noninterest expenses were the result of the curtailment or elimination of a significant portion of non-critically-essential business and business development activities during that time. These activities were reduced or eliminated for the duration of the substantial restrictions imposed by governmental officials and as a consequence of the internal safety and social distancing protocols initiated by the Company and/or its customers. Accordingly, as the Company progressively returned to less restricted operations, noninterest expenses progressively returned to the levels considered by its management to be prudent for the effective long-term management of the Company. Management has elected to provide a supplemental comparison between 2021 noninterest expenses and the same three and nine month periods in 2019, which were the most recent three and nine month periods not affected by the pandemic. The following table details the components of noninterest expense for the three and nine months ended September 30, 2021 and 2019:

Unaudited	For the three months ended				For the nine months ended,
(Dollars in thousands)	September 30, 2021	September 30, 2019	Change		September 30, 2021	September 30, 2019	Change
Salaries and employee benefits	$3,624	$3,275	$349	10.7%	$10,466	$10,379	$87	0.8%
Building and occupancy	724	699	25	3.6%	2,387	1,986	401	20.2%
Data processing	686	587	99	16.9%	2,016	1,749	267	15.3%
Professional and other services	385	352	33	9.4%	1,253	1,068	185	17.3%
Advertising	191	238	(47)	-19.7%	696	719	(23)	-3.2%
FDIC assessments	222	130	92	70.8%	652	371	281	75.7%
Audits and exams	193	104	89	85.6%	572	304	268	88.2%
Insurance agency expense	227	190	37	19.5%	627	618	9	1.5%
Community service activities	59	110	(51)	-46.4%	181	392	(211)	-53.8%
Foreclosed real estate expenses	8	28	(20)	-71.4%	30	324	(294)	-90.7%
Other expenses	504	569	(65)	-11.4%	1,424	1,622	(198)	-12.2%
Total noninterest expenses	$6,823	$6,282	$541	8.6%	$20,304	$19,532	$772	4.0%

Balance Sheet on September 30, 2021

The Company’s total assets at September 30, 2021 were $1.26 billion, an increase of $34.8 million, or 2.8%, from $1.23 billion on December 31, 2020. This increase was primarily driven by higher investment securities balances and cash and cash equivalents.  Investment securities totaled $337.9 million, an increase of $36.6 million compared to $301.3 million at December 31, 2020.  Cash and cash equivalents totaled $75.2 million, an increase of $31.8 million compared to $43.5 million at December 31, 2020.  These increases were partially offset by a decrease in loans. Total loans of $788.1 million declined by $37.3 million, or 4.5%, compared with $825.5 million at December 31, 2020.

Total deposits at September 30, 2021 were $1.05 billion, an increase of $50.3 million, or 5.1%, from $995.9 million at December 31, 2020, and an increase of $48.0 million, or 4.8%, compared to September 30, 2020. Noninterest-bearing deposits were the primary driver of growth between the comparable periods and totaled $206.2 million at September 30, 2021, an increase of $44.2 million, or 27.2%, from the 2020 year end, and an increase of $48.3 million, or 30.6%, compared to September 30, 2020. The increases in noninterest-bearing deposits were primarily a result of the Bank’s participation in the PPP, as well as ongoing growth in business banking relationships.  In addition, the Bank has seen a general increase in the average account balance for consumer deposits consistent with similar increases generally reported throughout the industry. These increases are expected to be transitory and relate primarily to significant levels of economic stimulus combined with reduced levels of consumer spending related to the pandemic. At this time, it cannot be determined with certainty how long it will be before these deposits return to historically normal levels.

Shareholders’ equity was $106.3 million at September 30, 2021, compared with $97.5 million on December 31, 2020. The increase was primarily a result of a $7.2 million increase in retained earnings, a $845,000 decrease in the accumulated other comprehensive loss, a $669,000 increase in additional paid in capital, and a $135,000 increase due to ESOP shares earned.

Asset Quality

The Bank’s asset quality metrics, as measured by net loan charge-offs to average loans, remained relatively stable for the third quarter of 2021.  Net loan charge-offs to average loans were 0.12% for the third quarter of 2021, compared with 0.08% for the third quarter of 2020 and 0.03% for the quarter ended June 30, 2021. Nonperforming loans as a percentage of total loans continued to improve, totaling 1.11% at September 30, 2021, or a decrease of 147 basis points compared to 2.58% at December 31, 2020.

The decrease in nonperforming loan portfolio at September 30, 2021, as compared to December 31, 2020 was primarily the result of one commercial industrial loan being removed from nonaccrual as of September 30, 2021 due to resumption of timely principal and interest payments and improvement in the financial condition of the borrower and the charge off of two fully reserved loans.  Management is monitoring all nonaccrual loans closely and has incorporated our current estimate of the ultimate collectability of these loans into the reported allowance for loan losses at September 30, 2021. No loans were classified as being on pandemic-related payment deferral at September 30, 2021.

The following table summarizes nonaccrual loans by category and status at September 30, 2021:

Loan Type	Collateral Type	Number of Loans	Loan Balance	Average Loan Balance	Weighted LTV at Origination/ Modification	Status
Secured residential mortgage:
	Real Estate	23	$1,830	$80	69%	Under active resolution management by the Bank.

Secured commercial real estate:
	Private Museum	1	1,384	1,384	79%	The Bank is working on a modification with the borrower. The borrower has substantial deposits with the Bank.
	Recreational	1	1,233	1,233	49%	The loan is currently classified as a Troubled Debt Restructuring (TDR). The current due date for this loan is September 1, 2021.
	All Others	15	2,213	148	70%	Under active resolution management by the Bank.

Commercial lines of credit		3	133	44	N/A	Under active resolution management by the Bank.

Commercial and industrial:		9	703	78	N/A	Under active resolution management by the Bank.

Consumer loans		58	1,289	22	N/A	Under active resolution management by the Bank.
		110	$8,785

The allowance for loan losses to non-performing loans at September 30, 2021 was 160.10%, compared with 59.89% at December 31, 2020 and 91.44% at September 30, 2020.  The change in the allowance for loans losses to non-performing loans is reflective of the changes in nonaccrual loans discussed above.

COVID-19 Additional Discussion

Pathfinder Bank has participated in all rounds of the PPP to date. The Program was initially established by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act (2020), and is a specialized low-interest loan program funded by the U.S. Treasury Department and administered by the SBA. The PPP was renewed under the Consolidated Appropriations Act (2021) and the American Rescue Plan Act (2021). While these legislative actions, and the programs that resulted therefrom, appear to have significantly reduced the negative near-term economic impact of the pandemic, the future trajectory of the economy and the economy’s effect on the financial condition and results of the Company’s operations cannot be predicted with certainty.

Cash Dividend Declared

On September 27, 2021, the Company announced that its Board of Directors declared a cash dividend of $0.07 per share on the Company's voting common and non-voting common stock, and a cash dividend of $0.07 per notional share for the issued warrant relating to the fiscal quarter ending September 30, 2021. The dividend will be payable to all shareholders of record on October 15, 2021 and will be paid on November 5, 2021.  Based on the closing price of the Company’s common stock of $16.20 on November 1, 2021, the implied dividend yield is 1.7%. The quarterly cash dividend of $0.07 equates to a dividend payout ratio of 14.7%.

 About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation.  The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC).  The Bank has ten full-service offices located in its market areas consisting of Oswego and Onondaga County and one limited purpose office in Oneida County.  Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC.  At September 30, 2021, there were 4,575,615 shares of common stock issued and outstanding, as well as 1,380,283 shares of non-voting common stock issued and outstanding.  The Company's common stock trades on the NASDAQ market under the symbol "PBHC."  At September 30, 2021, the Company and subsidiaries had total consolidated assets of $1.26 billion, total deposits of $1.05 billion and shareholders' equity of $106.6 million.

Forward-Looking Statement

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.”   This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following additional risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•

if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of our quarterly cash dividend;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;
•	we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and
•	Federal Deposit Insurance Corporation premiums may increase if the agency experiences additional resolution costs.

The Company disclaims any obligation to revise or update any forward-looking statements contained in this press release to reflect future events or developments.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months		For nine months
	ended September 30,		ended September 30,
	(Unaudited)		(Unaudited)
	2021	2020	2021	2020
Condensed Income Statement
Interest and dividend income	$11,632	$10,487	$34,640	$32,044
Interest expense	1,841	2,176	6,074	8,314
Net interest income	9,791	8,311	28,566	23,730
Provision for loan losses	104	1,682	2,061	3,895
	9,687	6,629	26,505	19,835
Noninterest income excluding net gains on sales of securities, fixed assets, loans and foreclosed real estate	1,384	1,212	3,970	3,589
Net gains on sales of securities, fixed assets, loans and foreclosed real estate	73	161	483	1,979
Gains (losses) on marketable equity securities	89	118	372	(798)
Noninterest expense	6,823	6,230	20,304	18,233
Income before income taxes	4,410	1,890	11,026	6,372
Provision for income taxes	1,005	372	2,405	1,266

Net income attributable to noncontrolling interest and Pathfinder Bancorp, Inc.	$3,405	$1,518	$8,621	$5,106
Net income attributable to noncontrolling interest	40	44	93	101
Net income attributable to Pathfinder Bancorp Inc.	$3,365	$1,474	$8,528	$5,005

	For the Periods Ended
	(Unaudited)
	September 30,	December 31,	September 30,
	2021	2020	2020
Selected Balance Sheet Data
Assets	$1,262,198	$1,227,443	$1,202,009
Earning assets	1,177,821	1,159,778	1,131,827
Total loans	788,148	825,495	820,309
Deposits	1,046,216	995,907	998,233
Borrowed funds	67,054	82,050	80,226
Allowance for loan losses	14,065	12,777	12,103
Subordinated loans	29,522	39,400	15,154
Pathfinder Bancorp, Inc. Shareholders' equity	106,312	97,456	94,477

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.12%	0.08%	0.08%
Allowance for loan losses to period end loans	1.78%	1.55%	1.48%
Allowance for loan losses to nonperforming loans	160.10%	59.89%	91.44%
Nonperforming loans to period end loans	1.11%	2.58%	1.61%
Nonperforming assets to total assets	0.70%	1.74%	1.10%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months		For nine months
	ended September 30,		ended September 30,
	(Unaudited)		(Unaudited)
	2021	2020	2021	2020
Key Earnings Ratios
Return on average assets	1.07%	0.50%	0.90%	0.58%
Return on average common equity	12.71%	7.47%	11.05%	8.62%
Return on average equity	12.71%	6.25%	11.05%	7.19%
Net interest margin	3.31%	3.01%	3.19%	2.93%

Share, Per Share and Ratio Data
Basic weighted average shares outstanding- Voting	4,488	4,650	4,465	4,632
Basic earnings per share- Voting	$0.56	$0.25	$1.43	$0.85
Basic weighted average shares outstanding- Series A Non-Voting	1,380	-	531	-
Basic earnings per share- Series A Non-Voting	$0.56	-	$1.43	-
Diluted weighted average shares outstanding- Voting	4,488	4,650	4,465	4,632
Diluted earnings per share- Voting	$0.56	$0.25	$1.43	$0.85
Diluted weighted average shares outstanding- Series A Non-Voting	1,380	-	531	-
Diluted earnings per share- Series A Non-Voting	$0.56	-	$1.43	-
Cash dividends per share	$0.07	$0.06	$0.21	$0.18
Book value per common share at September 30, 2021 and 2020			$17.85	$16.64
Tangible book value per common share at September 30, 2021 and 2020			$17.07	$15.66
Tangible common equity to tangible assets at September 30, 2021 and 2020			8.08%	6.22%
Tangible common equity to tangible assets at September 30, 2021 and 2020, adjusted			8.26%	8.00%

Non-GAAP Reconciliation
Tangible book value per common share
Total equity	$106,312	$94,477
Intangible assets	(4,657)	(4,673)
Convertible preferred equity	-	(15,369)
Common tangible equity	$101,655	$74,435
Common shares outstanding	5,956	4,754
Tangible book value per common share	$17.07	$15.66

Tangible common equity to tangible assets
Tangible common equity	$101,655	$74,435
Tangible assets	1,257,541	1,197,336
Tangible common equity to tangible assets ratio	8.08%	6.22%

Tangible common equity to tangible assets, adjusted
Tangible common equity	$101,655	$89,804
Tangible assets	1,257,541	1,197,336
Less: Paycheck Protection Program (PPP) loans	(27,293)	(75,278)
Total assets excluding PPP loans	$1,230,248	$1,122,058
Tangible common equity to tangible assets ratio, excluding PPP loans	8.26%	8.00%

* Basic and diluted earnings per share are calculated based upon the two-class method for the three and six months ended September 30, 2021 and 2020.

Weighted average shares outstanding do not include unallocated ESOP shares.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

The following table sets forth information concerning average interest-earning assets and interest-bearing liabilities and the yields and rates thereon. Interest income and resultant yield information in the table has not been adjusted for tax equivalency. Averages are computed on the daily average balance for each month in the period divided by the number of days in the period. Yields and amounts earned include loan fees. Nonaccrual loans have been included in interest-earning assets for purposes of these calculations.

	(Unaudited)
	For the three months ended September 30,
	2021			2020
			Average			Average
Unaudited	Average		Yield /	Average		Yield /
(Dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Interest-earning assets:
Loans	$822,547	$9,465	4.60%	$815,212	$8,810	4.32%
Taxable investment securities	317,612	2,136	2.69%	256,958	1,623	2.53%
Tax-exempt investment securities	14,863	28	0.75%	12,549	50	1.59%
Fed funds sold and interest-earning deposits	27,984	3	0.04%	18,857	4	0.08%
Total interest-earning assets	1,183,006	11,632	3.93%	1,103,576	10,487	3.80%
Noninterest-earning assets:
Other assets	83,028			79,901
Allowance for loan losses	(14,794)			(10,969)
Net unrealized gains/(losses) on available-for-sale securities	2,209			(206)
Total assets	$1,253,449			$1,172,302
Interest-bearing liabilities:
NOW accounts	$94,654	$81	0.34%	$80,636	$45	0.22%
Money management accounts	16,583	5	0.12%	16,332	4	0.10%
MMDA accounts	241,374	241	0.40%	204,943	316	0.62%
Savings and club accounts	126,511	42	0.13%	99,909	22	0.09%
Time deposits	358,634	785	0.88%	416,190	1,229	1.18%
Subordinated loans	29,496	411	5.57%	15,148	191	5.04%
Borrowings	78,892	276	1.40%	73,655	369	2.00%
Total interest-bearing liabilities	946,144	1,841	0.78%	906,813	2,176	0.96%
Noninterest-bearing liabilities:
Demand deposits	189,951			158,600
Other liabilities	11,441			12,567
Total liabilities	1,147,536			1,077,980
Shareholders' equity	105,913			94,322
Total liabilities & shareholders' equity	$1,253,449			$1,172,302
Net interest income		$9,791			$8,311
Net interest rate spread			3.15%			2.84%
Net interest margin			3.31%			3.01%
Ratio of average interest-earning assets to average interest-bearing liabilities			125.03%			121.70%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the nine months ended September 30,
	2021			2020
			Average			Average
Unaudited	Average		Yield /	Average		Yield /
(Dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Interest-earning assets:
Loans	$842,850	$28,096	4.44%	$791,088	$26,884	4.53%
Taxable investment securities	310,098	6,438	2.77%	245,228	4,998	2.72%
Tax-exempt investment securities	12,631	99	1.05%	7,839	109	1.85%
Fed funds sold and interest-earning deposits	28,433	7	0.03%	36,848	53	0.19%
Total interest-earning assets	1,194,012	34,640	3.87%	1,081,003	32,044	3.95%
Noninterest-earning assets:
Other assets	81,779			76,726
Allowance for loan losses	(13,962)			(9,921)
Net unrealized gains/(losses) on available for sale securities	1,802			(629)
Total assets	$1,263,631			$1,147,179
Interest-bearing liabilities:
NOW accounts	$94,018	$212	0.30%	$79,172	$109	0.18%
Money management accounts	16,059	13	0.11%	15,450	14	0.12%
MMDA accounts	238,507	737	0.41%	200,529	1,072	0.71%
Savings and club accounts	119,859	115	0.13%	93,926	70	0.10%
Time deposits	376,724	2,748	0.97%	412,625	5,111	1.65%
Subordinated loans	33,814	1,376	5.43%	15,139	589	5.19%
Borrowings	84,001	873	1.39%	82,663	1,349	2.18%
Total interest-bearing liabilities	962,982	6,074	0.84%	899,504	8,314	1.23%
Noninterest-bearing liabilities:
Demand deposits	186,125			142,379
Other liabilities	11,660			12,487
Total liabilities	1,160,767			1,054,370
Shareholders' equity	102,864			92,809
Total liabilities & shareholders' equity	$1,263,631			$1,147,179
Net interest income		$28,566			$23,730
Net interest rate spread			3.03%			2.72%
Net interest margin			3.19%			2.93%
Ratio of average interest-earning assets to average interest-bearing liabilities			123.99%			120.18%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest bearing liabilities, and changes in the volume or amount of these assets and liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company’s interest income and interest expense during the years indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (change in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) total increase or decrease. Changes attributable to both rate and volume have been allocated ratably. Tax-exempt securities have not been adjusted for tax equivalency.

	Three months ended September 30,			Nine months ended September 30,
	2021 vs. 2020			2021 vs. 2020
	Increase/(Decrease) Due to			Increase/(Decrease) Due to
			Total			Total
Unaudited			Increase			Increase
(In thousands)	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
Interest Income:
Loans	$79	$576	$655	$1,990	$(778)	$1,212
Taxable investment securities	405	108	513	1,350	90	1,440
Tax-exempt investment securities	49	(71)	(22)	68	(78)	(10)
Interest-earning deposits	7	(8)	(1)	(10)	(36)	(46)
Total interest income	540	605	1,145	3,398	(802)	2,596
Interest Expense:
NOW accounts	9	27	36	23	80	103
Money management accounts	-	1	1	1	(2)	(1)
MMDA accounts	276	(351)	(75)	267	(602)	(335)
Savings and club accounts	7	13	20	22	23	45
Time deposits	(155)	(289)	(444)	(413)	(1,950)	(2,363)
Subordinated loans	198	22	220	759	28	787
Borrowings	152	(245)	(93)	36	(512)	(476)
Total interest expense	487	(822)	(335)	695	(2,935)	(2,240)
Net change in net interest income	$53	$1,427	$1,480	$2,703	$2,133	$4,836

The above information is preliminary and based on the Company's data available at the time of presentation.